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The Board of Directors
Internet Communications Corporation:


We consent to the inclusion in the registration statement (No. 333-52731) on Form S-1, Amendment No. 2, of Rocky Mountain Internet, Inc. of our report dated March 20, 1998, with respect to the consolidated balance sheet of Internet Communications Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the eleven month period ended December 31, 1997, and to the reference to our firm under the headings "Experts", "Summary Historical Financial Data--ICC" and "Selected Historical Financial Data--ICC" in the registration statement.

                                        KPMG Peat Marwick LLP

Denver, Colorado
July  23, 1998